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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*


                                iAsiaWorks, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   45072L-10-1
             -------------------------------------------------------
                                 (CUSIP Number)


                                 August 3, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)



                               Page 1 of 11 Pages

---------------------                                         ------------------
CUSIP NO. 45072L-10-1                 13G                     PAGE 2 OF 11 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                            Enterprise Partners IV, L.P.          33-0761558

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   3,625,574
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  3,625,574
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,625,574
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.1%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 11 Pages

---------------------                                         ------------------
CUSIP NO. 45072L-10-1                 13G                     PAGE 3 OF 11 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                Enterprise Partners IV Associates, L.P.         33-0761557

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   315,266
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  315,266
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            315,266
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.8%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 11 Pages

---------------------                                         ------------------
CUSIP NO. 45072L-10-1                 13G                     PAGE 4 OF 11 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
               Enterprise Management Partners IV, L.P. 33-0761560

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES                   3,940,840
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING                  3,940,840
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,940,840
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.9%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 11 Pages

---------------------                                         ------------------
CUSIP NO. 45072L-10-1                 13G                     PAGE 5 OF 11 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                      Andrew E. Senyei

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  3,940,840
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    3,940,840
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,940,840(1)
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.9%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


(1) The sole general partner of Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. is Enterprise Management Partners IV, L.P. Enterprise Management Partners IV, L.P. may be deemed to beneficially own the shares owned by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. Andrew E. Senyei is a general partner of Enterprise Management Partners IV, L.P. and may be deemed to be an indirect beneficial owner of the shares owned by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. Mr. Senyei disclaims beneficial ownership of all shares held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., except to the extent of his pecuniary interest therein.


                               Page 5 of 11 Pages

---------------------                                         ------------------
CUSIP NO. 45072L-10-1                 13G                     PAGE 6 OF 11 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                     James H. Berglund

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  3,940,840
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    3,940,840
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,940,840(2)
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.9%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!


(2) The sole general partner of Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. is Enterprise Management Partners IV, L.P. Enterprise Management Partners IV, L.P. may be deemed to beneficially own the shares owned by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. James H. Berglund is a general partner of Enterprise Management Partners IV, L.P. and may be deemed to be an indirect beneficial owner of the shares owned by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. Mr. Berglund disclaims beneficial ownership of all shares held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., except to the extent of his pecuniary interest therein.


                               Page 6 of 11 Pages

---------------------                                         ------------------
CUSIP NO. 45072L-10-1                 13G                     PAGE 7 OF 11 PAGES
---------------------                                         ------------------


--------------------------------------------------------------------------------
 1          NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                     William R. Stensrud

--------------------------------------------------------------------------------
 2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            (a)
            (b) X
--------------------------------------------------------------------------------
 3          SEC USE ONLY

--------------------------------------------------------------------------------
 4          CITIZENSHIP OR PLACE OF ORGANIZATION

            USA
--------------------------------------------------------------------------------
          NUMBER OF            5     SOLE VOTING POWER

            SHARES
                               -------------------------------------------------
         BENEFICIALLY          6     SHARED VOTING POWER

           OWNED BY                  3,940,840
                               -------------------------------------------------
             EACH              7     SOLE DISPOSITIVE POWER

          REPORTING
                               -------------------------------------------------
            PERSON             8     SHARED DISPOSITIVE POWER

            WITH:                    3,940,840
--------------------------------------------------------------------------------
 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,940,840(3)
--------------------------------------------------------------------------------
 10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
 11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.9%
--------------------------------------------------------------------------------
 12         TYPE OF REPORTING PERSON*

            IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


(3) The sole general partner of Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. is Enterprise Management Partners IV, L.P. Enterprise Management Partners IV, L.P. may be deemed to beneficially own the shares owned by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. William R. Stensrud is a general partner of Enterprise Management Partners IV, L.P. and may be deemed to be an indirect beneficial owner of the shares owned by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P. Mr. Stensrud disclaims beneficial ownership of all shares held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., except to the extent of his pecuniary interest therein.


                               Page 7 of 11 Pages

ITEM 1.

         (a)      Name of Issuer:
                  iAsiaWorks, Inc.

         (b)      Address of Issuer's Principal Executive Offices:
                  2000 Alameda de las Pulgas
                  Suite 126
                  San Mateo, California 94403

ITEM 2.

         (a)      Name of Persons Filing:
                  Enterprise Partners IV, L.P. ("EPIV")
                  Enterprise Partners IV Associates, L.P. ("EPIVA") Enterprise Management Partners IV, L.P. ("EMPIV") Andrew E. Senyei ("AES")
                  James H. Berglund ("JHB")
                  William R. Stensrud ("WRS")

         (b)      Address of Principal Business Office or, if none, Residence:
                  2223 Avenida de la Playa
                  Suite 300
                  La Jolla, California 92037-3218

         (c)      Citizenship:

                  Entities:

                       EPIV - Delaware
                       EPIVA - Delaware
                       EMPIV - Delaware

                  Individuals:

                       AES - USA
                       JHB - USA
                       WRS - USA

         (d)      Title of Class of Securities:
                  Common Stock

         (e)      CUSIP Number:
                  45072L-10-1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

         (b)      [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c);

         (c) [ ] Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

         (d) [ ] An investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e) [ ] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);


                               Page 8 of 11 Pages

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP.(1)

                                               EPIV         EPIVA         EMPIV          AES             JHB             WRS
                                            ----------    ----------    ----------    ----------      ----------      ----------
(a) Amount Beneficially Owned:               3,625,574       315,266     3,940,840     3,940,840(2)    3,940,840(3)    3,940,840(4)

(b) Percent of Class:                              9.1%          0.8%          9.9%          9.9%            9.9%            9.9%

(c) Number of shares as to which such
person has:

(i) Sole power to vote or to direct          3,625,574       315,266     3,940,840            --              --              --
the vote:

(ii) Shared power to vote or to direct              --            --            --     3,940,840       3,940,840       3,940,840
the vote:

(iii) Sole power dispose or to direct        3,625,574       315,266     3,940,840            --              --              --
the disposition of:

(iv) Shared power to dispose or to                  --            --            --     3,940,840       3,940,840       3,940,840
direct the disposition of:

(1) No change in beneficial ownership is being reported hereunder, and the numbers of shares reported hereunder have not changed since the issuer registered its securities under Section 12 of the Securities Act of 1934, as amended.

(2) The sole general partner of EPIV and EPIVA is EMPIV. EMPIV may be deemed to beneficially own the shares owned by EPIV and EPIVA. AES is a general partner of EMPIV and may be deemed to be an indirect beneficial owner of the shares owned by EPIV and EPIVA. AES disclaims beneficial ownership of all shares held by EPIV and EPIVA, except to the extent of his pecuniary interest therein.

(3) The sole general partner of EPIV and EPIVA is EMPIV. EMPIV may be deemed to beneficially own the shares owned by EPIV and EPIVA. JHB is a general partner of EMPIV and may be deemed to be an indirect beneficial owner of the shares owned by EPIV and EPIVA. JHB disclaims beneficial ownership of all shares held by EPIV and EPIVA, except to the extent of his pecuniary interest therein.

(4) The sole general partner of EPIV and EPIVA is EMPIV. EMPIV may be deemed to beneficially own the shares owned by EPIV and EPIVA. WRS is a general partner of EMPIV and may be deemed to be an indirect beneficial owner of the shares owned by EPIV and EPIVA. WRS disclaims beneficial ownership of all shares held by EPIV and EPIVA, except to the extent of his pecuniary interest therein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.



                               Page 9 of 11 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Date: February 11, 2002

                                      ENTERPRISE PARTNERS IV, L.P.

                                      By: Enterprise Management Partners IV,
                                      L.P., its general partner

                                      By:      /s/ Andrew E. Senyei
                                           -------------------------------------
                                               Andrew E. Senyei, General Partner

                                      ENTERPRISE PARTNERS IV ASSOCIATES, L.P.

                                      By: Enterprise Management Partners IV,
                                      L.P., its general partner

                                      By:      /s/ Andrew E. Senyei
                                           -------------------------------------
                                               Andrew E. Senyei, General Partner

                                      ENTERPRISE MANAGEMENT PARTNERS IV, L.P.

                                      By:      /s/ Andrew E. Senyei
                                           -------------------------------------
                                               Andrew E. Senyei, General Partner

                                      ANDREW E. SENYEI


                                        /s/ Andrew E. Senyei
                                      ------------------------------------------

                                      JAMES H. BERGLUND


                                        /s/ James H. Berglund
                                      ------------------------------------------


                                      WILLIAM R. STENSRUD


                                        /s/ William R. Stensrud
                                      ------------------------------------------



                               Page 10 of 11 Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 11, 2002



                                      ENTERPRISE PARTNERS IV, L.P.

                                      By: Enterprise Management Partners IV,
                                      L.P., its general partner

                                      By:      /s/ Andrew E. Senyei
                                           -------------------------------------
                                               Andrew E. Senyei, General Partner

                                      ENTERPRISE PARTNERS IV ASSOCIATES, L.P.

                                      By: Enterprise Management Partners IV,
                                      L.P., its general partner

                                      By:      /s/ Andrew E. Senyei
                                           -------------------------------------
                                               Andrew E. Senyei, General Partner

                                      ENTERPRISE MANAGEMENT PARTNERS IV, L.P.

                                      By:      /s/ Andrew E. Senyei
                                           -------------------------------------
                                               Andrew E. Senyei, General Partner

                                      ANDREW E. SENYEI


                                        /s/ Andrew E. Senyei
                                      ------------------------------------------

                                      JAMES H. BERGLUND


                                        /s/ James H. Berglund
                                      ------------------------------------------


                                      WILLIAM R. STENSRUD


                                        /s/ William R. Stensrud
                                      ------------------------------------------



                               Page 11 of 11 Pages